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                                                                    Exhibit 23.1



                        Consent of Independent Auditors

We consent to the incorporation by reference of our report dated March 30, 1995 with respect to the consolidated financial statements of Acme Holdings Inc. as of December 31, 1993 and 1994, and for each of the three years in the period ended December 31, 1994, included in the Prospectus of Rental Service Corporation dated September 18, 1996, filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended, on September 18, 1996, and incorporated by reference in the Registration Statement (Form S-8 No. 333-______) pertaining to the 1995 Stock Option Plan for Key Employees of Acme Acquisition Holdings Corp.

                                                         ERNST & YOUNG LLP

Orange County, California
December 20, 1996